PRESS RELEASE
FOR IMMEDIATE RELEASE
Southern Community Financial Corporation Announces Increase in
Quarterly Cash Dividend to $0.035 Per Share
Winston-Salem, NC, April 27, 2006 — Southern Community Financial Corporation (Nasdaq: SCMF and SCMFO) announced that its Board of Directors, at its regular meeting on April 19, 2006, declared a quarterly cash dividend of three and one-half cents ($0.035) per share on the Corporation’s common stock. The dividend is payable on June 1, 2006 to shareholders of record as of the close of business on May 15, 2006. This dividend represents an increase of 16.7% over the previous quarterly dividends of $0.03 per share. This is the Corporation’s fifth consecutive quarterly dividend, following its former practice of annual cash dividends.
About the Company
Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty banking offices throughout the Piedmont region of North Carolina. Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.
For Additional Information:
F. Scott Bauer, Chairman/CEO
David Hinshaw, CFO
336-768-8500